Exhibit 99.2

Report Of Independent
Registered Public Accounting Firm
Board of Directors
Structured Obligations Corporation
New York, New York
We have examined the compliance of Structured Obligations Corporation (Depositor) and U.S. Bank National Association (Trustee) with the Base Trust Agreement and the Select Notes Trust Supplement LT 2003-1 (the Agreements) relating to the administration of the underlying securities and related credit support deposited in or held by the Select Notes Trust LT 2003-1 for the year ended December 31, 2018.  Depositor’s management is responsible for compliance with those requirements.  Our responsibility is to express an opinion on compliance with the Agreements based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about Depositor’s and Trustee’s compliance with those requirements described above and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination of Depositor’s and Trustee’s compliance with specified requirements.
Our examination disclosed the following material noncompliance with the Agreements applicable to the Depositor in certain cases and applicable to the Trustee in one case during the year ended December 31, 2018. According to the Agreements, a bankruptcy filing by an Underlying Securities Issuer constitutes a Removal Event (as defined in the Agreements).  A Removal Event occurred during the year ended December 31, 2018 with respect to certain securities held by the Select Notes Trust LT 2003-1.  Due to the Removal Event, the Agreements require J.P. Morgan Securities, Inc. (JPMSI) to use reasonable efforts to solicit at least three bids for the securities that are not affiliates of JPMSI.  Two bids from institutions other than JPMSI were obtained.  The Agreements require that if bids for less than all of the applicable Underlying Securities or no bids for the applicable Underlying Securities have been received by the Calculation Agent (JPMSI) on or prior to the seventh Business Day following the Calculation Agent’s receipt of the applicable Sale Instructions, bids for such Underlying Securities will no longer be solicited until the beginning of the Second Auction Period.  The Agreements define a “First Auction Period” as the period from the date on which JPMSI receives sale instructions with respect to such underlying security to and including the date which is seven business days after the date on which Structured Obligations Corporation receives such sale instructions.  The Agreements define a “Second Auction Period” as a period of seven consecutive business days, commencing 30 days after the end of the First Auction Period with respect to such underlying security (or if such day is not a business day, then the next succeeding business day).  The bids were obtained and the securities were sold thirteen days after the First Auction Period and seventeen days before the start of the Second Auction Period. The Agreements require that the proceeds of such sale will be distributed by the Trustee on the date of receipt; provided, however, if the Trustee received such payment after 10:00 A.M. (New York City time) on such date, the Underlying Securities Redemption Distribution Date shall be on the next Business Day.  The Trustee received the proceeds on November 26, 2018.  The proceeds were distributed to the Certificate Holders on December 17, 2018.
In our opinion, except for the material noncompliance described in the third paragraph, Depositor and Trustee complied, in all material respects, with the aforementioned requirements described above of the Agreements for the year ended December 31, 2018.

This report is intended solely for the information and use of the Depositor, the Trustee, the Securities and Exchange Commission and the Certificate Holders of the Select Notes Trust LT 2003-1, and is not intended to be, and should not be used by anyone other than those specified parties.
/s/ RubinBrown LLP

March 28, 2019